Exhibit 10.1

SECURED PROMISSORY NOTE (this “Note”)

THE LIEN AND SECURITY INTEREST GRANTED TO HOLDER HEREIN AND THE EXERCISE OF ANY RIGHT OR REMEDY BY HOLDER THEREUNDER OR UNDER ANY OTHER DOCUMENT ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 1, 2023 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “INTERCREDITOR AGREEMENT”), BY AND AMONG CONTINENTAL REPUBLIC CAPITAL, LLC D/B/A REPUBLIC BUSINESS CREDIT, FUNICULAR FUNDS, LP, AND EACH OF RICEBRAN TECHNOLOGIES, GOLDEN RIDGE RICE MILLS, INC., AND MGI GRAIN INCORPORATED. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS DOCUMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL WITH RESPECT TO ANY RIGHT OR REMEDY.

See Schedule I attached hereto	July 22, 2024

RICEBRAN TECHNOLOGIES, a California corporation (the “Company”), for value received, hereby promises to pay to FUNICULAR FUNDS, LP, a Delaware limited partnership (the “Holder”), or its permitted registered assigns, the principal sum of the Aggregate Principal Balance (as defined below), or, if less, all such sums as may have been advanced and be outstanding hereunder, together with interest on the unpaid principal balance as set forth below, in lawful money of the United States of America and in immediately available funds, on or prior to the Maturity Date as set forth herein.

1.	Commitments and Loans.

1.1	Commitments.

(a)    Initial Loans. The Holder agrees to make Initial Loans to the Company on the date hereof in an aggregate principal amount equal to the Initial Commitment (it being understood that the aggregate amount of Initial Loans funded on the date hereof shall be $100,000). The Initial Commitment shall be permanently reduced in full by the making of the Initial Loans on the date hereof.

(b)    Delayed Draw Loans. Upon written request from the Company in accordance with Section 1.2(a), the Holder may, in it is sole discretion, make Delayed Draw Loans to the Company on or prior to the Maturity Date in an aggregate principal amount that will not result in the Delayed Draw Loan to be made by the Holder on such date exceeding the Delayed Draw Commitment on such date. The Delayed Draw Commitments shall be permanently reduced by the amount of each Delayed Draw Loan when made and shall be permanently terminated on the Maturity Date. For the avoidance of doubt, after the funding of each Delayed Draw Loan, such Loan shall be on otherwise identical terms as the Initial Loans.

1.2	Loans.

(a)    Delayed Draw Loans. To request a Delayed Draw Loan prior to the Maturity Date, the Company shall notify the Holder of such request not later than 1:00 p.m. one (1) Business Day before the date of the proposed borrowing, which notification may be delivered in writing, via telephone or via email. Each such notification shall specify the following information: (i) the aggregate amount of the Loan requested; (ii) the date of such borrowing, which shall be a Business Day; and (iii) the location and number of the Controlled Account to which funds are to be disbursed.

(b)    Aggregate Principal Balance. The outstanding principal balance of this Note as of any date shall be the amount of the Loans advanced less the amount of payments, prepayments or repayments of Loans made on this Note by or for the account of the Company occurring on such date (including, without limitation, any PIK Interest that is added to the principal balance pursuant to Section 2.2(b)), as may be further adjusted in accordance with the terms of this Note, including pursuant to Section 2.2 hereof (the “Aggregate Principal Balance”).

1.3        Funding of Borrowings. The Holder shall make each Loan to be made by it hereunder available to the Company by promptly crediting the funds to a Controlled Account designated by the Company. In connection with the funding of any Delayed Draw Loan pursuant to Section 1.1(b) and this Section 1.3, the parties hereto shall amend the amount set forth on Schedule I under the caption “Delayed Draw Commitment” in its entirety to reflect the then outstanding Delayed Draw Commitment.

2.	Terms of this Note.

2.1        Principal. The Aggregate Principal Balance shall be due and payable in immediately available funds in its entirety on or prior to the earlier of (i) January 19, 2025, or (ii) the date that the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise (such earliest date, the “Maturity Date”), at which time this Note shall terminate (if it has not previously terminated in accordance with the terms hereof).

2.2	Interest.

(a)    Interest. Subject to Section 3.2(d), the Aggregate Principal Balance shall bear interest at a rate per annum equal to fifteen and one-half percent (15.50%). Accrued interest on the Aggregate Principal Balance shall be payable monthly in arrears on the last Business Day of each calendar month (each, an “Interest Payment Date”) and at the time of prepayment or repayment of the Aggregate Principal Balance. All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Payment in Kind Option. On each Interest Payment Date, the accrued and unpaid interest shall, at the election of the Company in its sole discretion, be either (i) paid in cash or (ii) paid in-kind and added to the Aggregate Principal Balance (“PIK Interest”). Thereafter, such PIK Interest shall bear interest and be paid in accordance with this Section 2.2.

2.3        Payments. Except as otherwise set forth in Section 2.2(b), all payments on or in respect of this Note will be made in such coin and currency of the United States as at the time of payment is legal tender for the payment of public and private debts, by wire transfer of immediately available funds in such manner and at such other place as the Holder shall have designated to the Company in writing pursuant to the provisions of this Note.

2.4	Prepayment.

(a)    Optional Prepayment. The Loans made pursuant to this Note, together with all accrued and unpaid interest on such prepaid amount, may be voluntarily prepaid by the Company at any time.

(b)    Mandatory Prepayment. The Loans made pursuant to this Note, together with all accrued and unpaid interest on such prepaid amount, shall be prepaid by the Company (i) upon the occurrence of a Change of Control, and (ii) upon the Transfer of any equity held by the Company in MGI Grain.

(c)    Once repaid or prepaid, amounts borrowed under this Note may not be reborrowed.

2.5        Repayment of Loan. The outstanding Aggregate Principal Balance shall be due and payable on the Maturity Date as set forth in Section 2.1.

2.6        Use of Proceeds. The Company will not permit the proceeds of this Note to be used for any purpose other than for general working capital needs and other general corporate purposes of the Company and the Guarantors. The Company shall retain all proceeds of this Note in a Controlled Account until used by the Company in accordance with this Section 2.6.

2.7        Dispositions. Without the prior written consent of the Holder, neither the Company nor any Guarantor shall convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”) the Collateral, except for:

(a)    Transfers of inventory or lease of equipment and goods in the ordinary course of business.

(b)    Transfers by and among the Company and the Guarantors.

(c)    Transfers of obsolete, worn-out, or surplus equipment or other properties.

(d)    Transfers as required in connection with any condemnation or similar proceeding, any taking under power of eminent domain, or similar event.

(e)    Transfers of Accounts and the other Republic Priority Collateral in connection with the Republic Factoring Agreement.

2.8        Encumbrances. Without the prior written consent of the Holder, neither the Company nor any Guarantor shall create, incur, assume or allow any Lien with respect to any of the Collateral or any Real Property owned by the Company or any Guarantor, except for Permitted Encumbrances.

2.9        Indebtedness. Without the prior written consent of the Holder, neither the Company nor any Guarantor shall create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness created under this Note and Indebtedness existing on the date hereof and set forth on Annex B hereto and any refinancing of such Indebtedness.

(b)    Indebtedness by and among the Company and the Guarantors.

(c)    Capital Lease Obligations incurred by the Company and/or any Guarantor (i) on or prior to the date hereof and (ii) after the date hereof, in an aggregate amount at any time outstanding pursuant to this sub-clause (ii) not in excess of $100,000.

(d)    Other Indebtedness in an aggregate amount at any time outstanding pursuant to this paragraph (d) not in excess of $100,000.

2.10      Reporting. The Company shall furnish to the Holder (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ending March 31, 2024), the Company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and (b) within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2023), Company’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year; provided, however, that it is understood and acknowledged that the public filing by the Company of quarterly reports on Form 10-Q and annual reports on Form 10-K, as applicable, of the Company and its consolidated subsidiaries shall satisfy the requirements of this Section 2.10).

2.11       Waivers. The Company waives diligence, presentment, demand, protest, notice of intent to accelerate the maturity hereof, notice of acceleration of the maturity hereof, and notice of every kind whatsoever. The failure of the Holder to exercise any of its rights under this Note in any particular instance will not constitute a waiver of the same or of any other right in that or any subsequent instance.

2.12       Withholding. Provided that the Holder or its permitted transferee, as applicable, provides to the Company a properly completed and duly executed Internal Revenue Service Form W-9 certifying that the Holder or such permitted transferee, as applicable, is not subject to backup withholding on or before the first date on which any amount is paid to the Holder or such permitted transferee, as applicable, under this Note (and the Holder or its permitted transferee, as applicable, updates such form when materially obsolete or inaccurate), any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction or withholding for any taxes. To the extent any amounts are deducted or withheld from any amounts payable to the Holder or its permitted transferee, as applicable, under this Note, such deducted or withheld amounts shall be treated as if paid to the Holder or its permitted transferee, as applicable, for all purposes hereof.

3.	Events of Default and Remedies.

3.1        Events of Default. An “Event of Default” will exist if any of the following occurs and is continuing:

(a)    the Company shall fail to make any payment of principal on this Note, or on any other payment obligation of any nature pursuant to this Note, when and as such principal or other payment obligation becomes due and payable (or, in each case, for any payment required hereunder other than principal amounts on the Note, after the date that is three (3) Business Days after the date such amount is due and payable), in each case whether by acceleration, demand or otherwise (it being understood that any accrued interest that is paid-in-kind pursuant to Section 2.2(b) shall constitute timely payment of such interest);

(b)    the Company or any Guarantor shall fail to observe or perform or comply with any other covenant, condition, term, provision or agreement contained in this Note which, to the extent curable, is not cured within ten (10) Business Days after written notice thereof from Holder to the Company and the Guarantors;

(c)    this Note or any document or agreement delivered in connection herewith ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Company or any Guarantor, as applicable, or shall be repudiated in writing by the Company or such Guarantor, as applicable, or any Lien purported to be created under the provisions of Section 4 shall cease to be, or shall be asserted in writing by the Company or any Guarantor not to be, a valid and perfected Lien on the Collateral with the priority required thereby on any of the Collateral purported to be covered thereby;

(d)    the Company or any Guarantor shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing or any action referenced in this Section 3.1(d); or

(e)    an involuntary proceeding shall be commenced by any party against the Company or any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) calendar days.

3.2         Remedies.

(a)    If an Event of Default has occurred and is continuing, the Holder will have the right to (i) declare the unpaid principal amount or premium on the Loans, together with all accrued and unpaid interest and any other amounts, if any, to be immediately due and payable and terminate the Delayed Draw Commitment, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Holder (provided that upon the commencement of a proceeding described in Section 3.1(d) or 3.1(e), the unpaid principal amount or premium on the Loans, together with all accrued and unpaid interest and all other amounts shall become immediately due and payable without any action by the Holder); (ii) enforce any and all Liens and security interests created pursuant to Section 4 below; (iii) enforce any guarantee created pursuant to Section 5 below; and (iv) take all other actions permitted under applicable law.

(b)    No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.

(c)    The rights, powers and remedies given to the Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

(d)    If an Event of Default has occurred and while such Event of Default is continuing, the Aggregate Principal Balance shall bear interest at a rate per annum equal to seventeen and one-half percent (17.50%).

4.        Grant of Security Interest. As collateral security for the prompt payment in full in cash when due of the Loans and other obligations of the Company to the Holder hereunder, each Grantor hereby pledges and grants to the Holder a continuing security interest in all of such Grantor’s rights, titles and interests in the following property, assets and revenues, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this sentence being collectively referred to herein as the “Holder Priority Collateral”): (a) Chattel Paper, including Electronic Chattel Paper; (b) Commercial Tort Claims described in Schedule II hereto; (c) Deposit Accounts; (d) Documents; (e) Financial Assets; (f) General Intangibles; (g) Goods (including, without limitation, all its Equipment and Inventory), together with all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefore; (h) Instruments; (i) Intellectual Property; (j) Investment Property (including, without limitation, Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts); (k) Letter of Credit Rights; (l) money (of every jurisdiction whatsoever); (m) Supporting Obligations; (n) payment intangibles; (o) pledged shares; and (p) to the extent not included in the foregoing, all other personal assets and property of any kind or description. As collateral security for the prompt payment in full in cash when due of the Loans and other obligations of the Company to the Holder hereunder, each Grantor hereby pledges and grants to the Holder a security interest in all of such Grantor’s existing and later acquired assets that constitute Accounts, Proceeds of Accounts, and Accounts Related Rights, whether now owned by such Grantor or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “Republic Priority Collateral” and together with the Holder Priority Collateral, the “Collateral”). The security interest granted to Holder in the Holder Priority Collateral pursuant to this Section 4 shall be a first priority security interest in such Holder Priority Collateral. (i) At any time prior to the payment in full of the Guarantor’s obligations under the Republic Factoring Agreement, the security interest granted to Holder in the Republic Priority Collateral pursuant to this Section 4 shall be a second priority security interest in such Republic Priority Collateral and (ii) following payment in full of the Guarantor’s obligations under the Republic Factoring Agreement, the security interest granted to Holder in the Republic Priority Collateral pursuant to this Section 4 shall be a first priority security interest in such Republic Priority Collateral. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in any Excluded Property; provided that if and when any such item, category or type of property shall cease to be an Excluded Property, such property shall become Collateral.

In addition, the foregoing assignment and grant shall include all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing.

Until the termination of this Note, in each case as requested by the Holder, each Grantor shall perform any and all reasonable steps and take all reasonable actions as are necessary or as may be requested by Holder, in its reasonable discretion, from time to time to perfect, maintain, protect, and enforce Holder’s security interest in, and Lien on, the Collateral, including (i) executing and delivering all appropriate documents and instruments as are necessary or as Holder may determine are necessary or desirable, in its reasonable discretion, to perfect, preserve, or enforce Holder’s interest in the Collateral, including financing statements, all in form and substance reasonably satisfactory to Holder, (ii) placing notations on each Grantor’s books of account to disclose Agent’s security interest and Lien therein, and (iii) taking such other steps and actions as are necessary or as may be deemed necessary or desirable by Holder, in its reasonable discretion, to perfect and enforce Holder’s security interest in, and Lien on, and other rights and interests in, the Collateral.

Each Grantor hereby authorizes the Holder to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the Collateral without the signature of such Grantor where permitted by law, including any financing or continuation statement, or amendment thereto, with “all assets” in the collateral description.

Each Grantor shall (i) use commercially reasonable efforts to deliver as promptly as practicable account control agreements with respect to each Deposit Account, other than any Excluded Account and, for the avoidance of doubt, the Lockbox Account referred to in the Republic Factoring Agreement, and (ii) upon the written request by the Holder, grant to the Holder a Mortgage on any parcel or parcels of Real Property, in each case, that are fee owned by such Grantor constituting Collateral, within sixty (60) days of such request.

5.        Guaranty. To induce the Holder to extend credit to the Company as described herein and in consideration of benefits expected to accrue to the Company and the Guarantors by reason of the extension of such credit and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees to the Holder the due and punctual payment of all present and future payment obligations under the Note, including the due and punctual payment of principal of and interest on this Note as and when the same shall become due and payable, by acceleration or otherwise, according to the terms hereof (the obligations so guaranteed being hereinafter referred to collectively as the “Guaranteed Obligations”). In case of any failure by the Company to punctually pay any Guaranteed Obligations, each Guarantor hereby unconditionally agrees to make an amount equal to such payment or to cause an amount equal to such payment to be made, punctually as and when the same shall become due and payable, by acceleration or otherwise, and as if such payment were made by the Company. Other than payment in full of this Note, the obligations of the Guarantors under this Section 5 are primary, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Note, or any substitution, release or exchange of any other guarantee of or security for any of the obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 5 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances and shall apply to any and all obligations now existing or in the future arising until payment in full of this Note. The guarantee in this Section 5 is a continuing guarantee and is a guaranty of payment and not merely of collection, and shall apply to all obligations whenever arising until payment in full of this Note.

6.	Miscellaneous.

6.1        Amendments, Waivers and Termination. This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Company, each Guarantor and the Holder.

6.2        Waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 6.

6.3        Entire Agreement. This Note constitutes the entire final agreement and understanding between the parties pertaining to the subject matter of this document and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement of the parties. There are no other warranties, representations or other agreements between the parties in connection with the subject matter and there are no unwritten oral agreements between the parties.

6.4        Assignment. This Note will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations under this Note may be assigned by the Holder, the Company or the Guarantors without the prior written consent of each other party hereto.

6.5        Governing Law. THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND THE RIGHTS OF THE PARTIES GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

6.6        Jurisdiction, Consent to Service of Process, Waiver of Jury Trial.

(a)        ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(b)        EACH PARTY HERETO HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OF THE HOLDER OR OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 6.6.

6.7        Costs and Expenses. The Holder agrees to pay its own costs and expenses (including counsel fees and expenses) in connection with the documentation, negotiation and administration of this Note. If an Event of Default has occurred and while such Event of Default is continuing, the Company agrees to pay all reasonable and documented out-of-pocket expenses incurred by Holder, including the reasonable and documented out-of-pocket fees, charges and disbursements of a single counsel to the Holder, in connection with enforcement, collection or protection of its rights in connection with this Note, including all such expenses incurred during any workout, restructuring or negotiation in respect of the Loan made hereunder.

6.8        Indemnification. The Company hereby agrees to indemnify the Holder and its directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all material liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable and documented out-of-pocket fees and disbursements of a single counsel for all such Indemnified Persons, taken as a whole, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party, in any way relating to or arising out of or as a result of (i) the execution or delivery of this Note or any agreement or instrument contemplated hereby, the performance of this Note, (ii) the transactions contemplated by the Note, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (the “Indemnified Liabilities”); provided that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent (x) they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct, (y) they are found by a final decision of a court of competent jurisdiction to have resulted from a material breach in bad faith of such Indemnified Person’s obligations under this Note or any other agreement or instrument contemplated hereby, or (z) they result from a claim or proceeding that does not involve an act or omission by the Company or a Guarantor and that is brought by an Indemnified Person against any other Indemnified Person. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

6.9        Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Obligations of the Company pursuant to this Note, the liens on the Collateral granted to Holder hereunder and the exercise of any right or remedy by Holder hereunder are each subject to the provisions of the Intercreditor Agreement then in effect. In the event of any contract between the provisions of the Intercreditor Agreement and this Note, the provisions of the Intercreditor Agreement shall govern and control.

7.	Definitions and Interpretation.

7.1        Definitions. Terms defined in the UCC that are not otherwise defined in this Note are used herein as defined in the UCC. As used in this Note, the following terms have the following meanings:

“Accounts Related Rights” shall mean the following assets related to the Accounts: (i) Documents, (ii) General Intangibles, (iii) Supporting Documentation and Supporting Obligations, (iv) each Grantor’s Books, (v) Software, software programs and stored data, (vi) aging schedules, (vii) contract rights, (viii) customer lists, (ix) all lien rights associated with the Accounts, whether arising by operation of law or pursuant to contract or agreement, including but not limited to mechanic’s lien rights, (x) returned Goods, Inventory, or merchandise and all property of the Grantors at any time coming into Holder’s possession, and (xi) all Proceeds of each of the foregoing, including proceeds of insurance covering the foregoing.

“Aggregate Principal Balance” has the meaning set forth in Section 1.2(c).

“Beneficial Owner” has the meaning set forth in Rule 13d-3 and Rule 13d-5 under the United States Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended), such “person” shall be deemed to have beneficial ownership of all such shares that such “person” has the right to acquire, whether such right is exercisable immediately or only after the passage of time, by way of merger, consolidation or otherwise).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended), other than the Holder (or any “group” including the Holder), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total outstanding equity interests of the Company; or (b) the Company and Guarantors Transfer all or substantially all of the Collateral to any person other than the Company or a Guarantor.

“Collateral” has the meaning set forth in Section 4.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Controlled Account” means each deposit account over which the Holder has “control” pursuant to and within the meaning of Section 9-104 of the UCC, pursuant to the Deposit Account and Sweep Investment Control Agreement (Access Restricted after Notice), dated as of April 25, 2024, by and among the Company, MGI Grain, Funicular, and Wells Fargo Bank, NA.

“December 2023 Promissory Note” means that certain Secured Promissory Note, dated December 1, 2023, executed by the Company in favor of Funicular Funds LP, as holder, in the initial principal sum of $4,000,000.00, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Delayed Draw Commitment” means the commitment of the Holder to make Delayed Draw Loans in an aggregate amount not to exceed the amount set forth on Schedule I under the caption “Delayed Draw Commitment”; provided that such commitment shall be reduced upon each funding of the Delayed Draw Loans in the amount of Delayed Draw Loans funded by the Holder and on the Maturity Date, in each case pursuant to Section 1.1(b). The Delayed Draw Commitment on the date hereof is $[__].1

“Delayed Draw Loans” means the term loans funded by the Holder in respect of the Delayed Draw Commitment pursuant to Section 1.1(b).

“Event of Default” has the meaning set forth in Section 3.1.

“Excluded Account” means any Deposit Account of a Grantor which (a) is solely used for purposes of funding (i) taxes reasonably expected by such Grantor, or (ii) payroll or employee benefit payments, (b) is a fiduciary and trust account solely containing cash and cash equivalents of non-Grantors for funding a transaction not prohibited by this Note, (c) is a “zero balance” account, or (d) has cash or cash equivalents of no more than $50,000 at any such time.

1 Note to Draft: To be provided.

“Excluded Property” means (a) Excluded Accounts, (b) motor vehicles or other assets subject to certificates of title, (c) any of the Grantors’ rights or interests in or under any personal property to the extent that, and only for so long as, such grant of a security interest (i) is prohibited by any governmental requirement of a governmental authority with jurisdiction over such property, (ii) requires a consent not obtained of a governmental authority with jurisdiction over such property that is required pursuant to any governmental requirement or (iii) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, in each case, that directly evidences or gives rise to such property; provided that any of the foregoing exclusions shall not apply if (A) such prohibition has been waived or such other party has otherwise consented to the creation hereunder of a security interest in such asset, (B) such prohibition, consent or the term in such contract, license, agreement, instrument or other document or providing for such prohibition breach, default or termination or requiring such consent is ineffective or would be rendered ineffective under any governmental requirement, including pursuant to Section 9.406, 9.407 or 9.408 of the applicable UCC or (C) in the case of clause (iii), the counterparty to such document, or person from whom consent is required, is a Grantor; provided further that it is understood for avoidance of doubt that immediately upon any of the foregoing becoming or being rendered ineffective or any such prohibition, requirement for consent or term lapsing or termination or such consent being obtained, such party shall be deemed to have granted a Lien in all its rights, title and interests in and to such property, (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, (e) any property subject to a Capital Lease Obligation, (f) any equity interests in a subsidiary organized outside of the United States (or any subsidiary substantially all of the assets of which consist of equity interests or indebtedness of one or more subsidiaries (i) organized outside of the United States or (ii) described in this parenthetical), and (g) proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (f) above only to the extent such proceeds and products would otherwise constitute property or assets of the type described in clauses (a) through (f) above.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (a) if the Company notifies the Holder that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Holder notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (b) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (c) the accounting for operating leases and capital leases under GAAP as in effect on December 15, 2018 (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Note, including the definition of Capital Lease Obligations.

“Golden Ridge” means Golden Ridge Rice Mills, Inc., a Delaware corporation.

“Grantor” means each of the Company, Golden Ridge and MGI Grain.

“Guaranteed Obligations” has the meaning set forth in Section 5.

“Guarantor” means each of MGI Grain and Golden Ridge.

“Holder” has the meaning set forth in the introductory paragraph hereto.

“Holder Priority Collateral” has the meaning set forth in Section 4.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following:

(a)    all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such person;

(c)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(d)    all Capital Lease Obligations; and

(e)    to the extent not otherwise included above, all guarantees of such person in respect of any of the foregoing.

“Indemnified Liabilities” has the meaning set forth in Section 6.8.

“Indemnified Person” has the meaning set forth in Section 6.8.

“Initial Commitment” means the commitment of the Holder to make Initial Loans in an aggregate amount not to exceed the amount set forth on Schedule I under the caption “Initial Commitment”; provided that such commitment shall be automatically terminated upon the funding of the Initial Loans pursuant to Section 1.1(a). The Initial Commitment on the date hereof (prior to funding of the Initial Loans) is $1,000,000.

“Initial Loans” means the term loans funded by the Holder in respect of the Initial Commitment pursuant to Section 1.1(a).

“Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement dated as of December 1, 2023, between Holder and Republic, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” has the meaning set forth in Section 2.2(a).

“June 2024 Promissory Note” means that certain Secured Promissory Note, dated June 4, 2024, executed by the Company in favor of Funicular Funds LP, as holder, in the initial principal sum of $500,000.00, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loans” means the Initial Loans and the Delayed Draw Loans made by the Holder to the Company pursuant to this Note.

“Maturity Date” has the meaning set forth in Section 2.1.

“MGI Grain” means MGI Grain Incorporated, a Delaware corporation.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by any applicable Grantor, as owner of such applicable Real Property, and Holder in respect of that Real Property to secure the Loans and other obligations of the Company to the Holder hereunder, in form and substance reasonably acceptable to the Holder and the Grantors, together with such terms and provisions as may be required by local laws.

“Note” has the meaning set forth in the title hereto.

“Permitted Encumbrances” means:

(a)    Liens securing obligations under this Note and any other Liens existing on the date hereof described in Annex A hereto;

(b)    Liens securing Capital Lease Obligations to the extent permitted by Section 2.9;

(c)    Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with the historical accounting principles of the Company or any of its affiliates or for property taxes on property that any such affiliate has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(d)    Liens in respect of property or assets of the Company imposed by law, such as vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ and mechanics’ liens and other similar liens arising in the ordinary course of business;

(e)    Liens arising from judgments or decrees in circumstances not constituting an Event of Default;

(f)    Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure (or secure the liens securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its affiliates;

(g)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company are located;

(h)    easements, rights-of-way, restrictive covenants, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances on real property not interfering in any material respect with the business of the Company;

(i)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(j)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts or other brokerage accounts of the Company held at such banks or financial institutions, as the case may be, in the ordinary course of business;

(k)    (i) zoning, building, entitlement and other land use regulations by governmental authorities with which the normal operation of the business complies and (ii) any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company;

(l)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that person in the ordinary course of business; and

(m)    Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease entered into in the ordinary course of business, including with respect to any deposits of cash, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such person in accordance with generally accepted accounting principles;

(n)    Liens securing obligations under the Republic Factoring Agreement; and

(o)    Liens securing obligations under the December 2023 Promissory Note or the June 2024 Promissory Note, including any UCC-1 financing statement filed in connection therewith.

“PIK Interest” has the meaning set forth in Section 2.2(b).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Republic Factoring Agreement” means that certain Agreement for Purchase and Sale, dated as of October 28, 2019, among the Company, MGI Grain and Golden Ridge, collectively, as sellers, and Republic Business Credit, LLC, as purchasers, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Republic Priority Collateral” has the meaning set forth in Section 4.

“Transfer” has the meaning set forth in Section 2.7.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as enacted and in force in the State of New York; provided, however, that if, by reason of mandatory provisions of any applicable requirement of law, any of the attachment, perfection or priority of Holder’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

7.2        Construction. The definitions set forth in Section 7.1 shall be equally applicable to both the singular and plural forms of the defined terms. Whenever the context requires, the gender of all words used in this Note includes the masculine, feminine, and neuter. All references to Sections refer to articles and sections of this Note. All references to dollars refer to United States dollars. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Note, shall refer to this Note as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive. All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references to laws, regulations, agreements and instruments refer to such laws, regulations, agreements and instruments as they may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The article and section titles and headings in this Note are inserted for convenience only and are not intended to be part of, or to affect the meaning or interpretation of this Note.

[Remainder of this page intentionally left blank]

COMPANY: RICEBRAN TECHNOLOGIES, a California corporation

By:
Name:	William J. Keneally
Title:	Interim CFO

Signature Page to Secured Promissory Note

GUARANTOR: MGI GRAIN INCORPORATED, a Delaware corporation

By:
Name:	William J. Keneally
Title:	Interim CFO

GUARANTOR: GOLDEN RIDGE RICE MILLS, INC., a Delaware corporation

By:
Name:	William J. Keneally
Title:	Interim CFO

Signature Page to Secured Promissory Note

HOLDER: FUNICULAR FUNDS, LP, a Delaware limited partnership

By:
Name:	Jacob Ma-Weaver
Title:	Managing Member of the General Partner

Signature Page to Secured Promissory Note

ANNEX A

EXISTING LIENS

(a) Liens securing the obligations of the Company and the Guarantors under the Republic Factoring Agreement, including any UCC-1 financing statement filed in connection therewith.

(b) UCC-1 Financing Statements

Debtor’s Name	Secured Party	Filing Number	Filing Date	Jurisdiction	Collateral Description
MGI Grain Incorporated	Wells Fargo Bank, N.A.	2021 9372906	11/18/2021	Delaware Secretary of State

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment. 1 Clark TMX15S Clark Forklift S/N TMX250-1651-9977

MGI Grain Incorporated	CT Corporation, as Representative	2022 4684619	06/03/2022	Delaware Secretary of State

All equipment and other personal property, included but not limited to, furniture, fixtures, and equipment, subject to specific Agreement Number 4244-003 between Secured Party as Lessor/Secured Party and Debtor as Lessee/Borrower, and subject to any and all existing and future schedules entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the equipment and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the equipment.

MGI Grain Incorporated	CT Corporation, as Representative	2022 4684627	06/03/2022	Delaware Secretary of State

All equipment and other personal property, included but not limited to, furniture, fixtures, and equipment, subject to specific Agreement Number 4244-002 between Secured Party as Lessor/Secured Party and Debtor as Lessee/Borrower, and subject to any and all existing and future schedules entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the equipment and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the equipment.

MGI Grain Incorporated	CT Corporation, as Representative	2022 4812400	06/08/2022	Delaware Secretary of State

All equipment and other personal property, included but not limited to, furniture, fixtures, and equipment, subject to specific Agreement Number 4244-004 between Secured Party as Lessor/Secured Party and Debtor as Lessee/Borrower, and subject to any and all existing and future schedules entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the equipment and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the equipment.

MGI Grain Incorporated	CT Corporation, as Representative	2022 4820833	06/08/2022	Delaware Secretary of State

All equipment and other personal property, included but not limited to, furniture, fixtures, and equipment, subject to specific Agreement Number 4244-001 between Secured Party as Lessor/Secured Party and Debtor as Lessee/Borrower, and subject to any and all existing and future schedules entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the equipment and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the equipment.

MGI Grain Incorporated	CT Corporation, as Representative	2022 5681242	07/07/2022	Delaware Secretary of State

All equipment and other personal property, included but not limited to, furniture, fixtures, and equipment, subject to specific Agreement Number 4244-005 between Secured Party as Lessor/Secured Party and Debtor as Lessee/Borrower, and subject to any and all existing and future schedules entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the equipment and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the equipment.

MGI Grain Incorporated	CT Corporation, as Representative	2022 5681291	07/07/2022	Delaware Secretary of State

All equipment and other personal property, included but not limited to, furniture, fixtures, and equipment, subject to specific Agreement Number 4244-006 between Secured Party as Lessor/Secured Party and Debtor as Lessee/Borrower, and subject to any and all existing and future schedules entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the equipment and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the equipment.

MGI Grain Incorporated	CT Corporation, as Representative	2023 0193630	01/09/2023	Delaware Secretary of State

All equipment and other personal property, included but not limited to, furniture, fixtures, and equipment, subject to specific Agreement Number 4244-007 between Secured Party as Lessor/Secured Party and Debtor as Lessee/Borrower, and subject to any and all existing and future schedules entered into pursuant to and incorporating said Agreement, together with all accessories, parts, attachments and appurtenances appertaining or attached to any of the equipment and all substitutions, trade-ins, proceeds, renewals and replacements of, and improvements and accessions to the equipment.

MGI Grain Incorporated	Marlin Leasing Corp (PEAC Solutions)	1381272600276	3/17/2023	Minnesota Secretary of State	Truck Scale, and all replacements, substitutions, accessories, accessions, add-ons, and all proceeds and accounts of the Debtor arising out of or related to the foregoing.
RiceBran Technologies	Crown Equipment Corporation	16-7557099180	11/18/2016; continuation filed 8/20/2021	California Secretary of State

All of Lessee’s right, title, and interest in all equipment now or hereafter leased from Lessor by Lessee pursuant to any Master Lease Agreement between Lessor and Lessee, together with all schedules, exhibits, supplements, amendments, renewals, and modifications thereto, including but not limited to all material handling equipment, batteries, chargers, attachments, trucks, miscellaneous battery handling equipment and related equipment and all additions, accessions, substitutions, attachments, improvements and repairs thereto and therefor, whether currently existing or hereafter arising, and all proceeds thereof.

RiceBran Technologies	Bryn Mawr Equipment Finance, Inc.	19-7753071949	12/19/2019	California Secretary of State	See attachments thereto.
RiceBran Technologies	Farm Credit Services of America, PCA (AgDirect)	U210050251921	05/26/2021	California Secretary of State	Case 821C Wheel Loader JEE0157388
Butler Machinery Company
RiceBran Technologies	Farm Credit Services of America, PCA (AgDirect)	23-0032670053	07/26/2023	Texas Secretary of State	Case 821C Wheel Loader JEE0157388
Golden Ridge Rice Mills, Inc.	Toyota Industries Commercial Finance, Inc.	2019 2998289	4/30/2019	Delaware Secretary of State	Two (2) Toyota forklifts model # 8FGU25 serial # 87868, 87353
Golden Ridge Rice Mills, Inc.	Wells Fargo Vendor Financial Services, LLC	2021 1118257	2/10/2021	Delaware Secretary of State

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part hereof), plus all existing and future replacements, exchanges and substitutions therefor, attachments, accessories, accessions and additions thereto, and insurance, lease, sublease and other proceeds thereof.

Equipment: 1 2021 Perkin Elmer Laboratory Equipment Model #DA 7250 GR NIR ANALYZER

Golden Ridge Rice Mills, Inc.	Wells Fargo Bank, N.A.	2021 6884929	8/30/2021	Delaware Secretary of State

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment. 1 OTHER 30 Terminal OTTAWA Terminal Tractor S/N 301176

ANNEX B

EXISTING INDEBTEDNESS

To the extent constituting Indebtedness, Indebtedness in connection with the Republic Factoring Agreement.

Indebtedness in connection with the December 2023 Promissory Note.

Indebtedness in connection with the June 2024 Promissory Note.

Indebtedness in connection with the Liens set forth on Annex A attached to the Note.

Technology Finance – Stock MTPA Pearler – June 8, 2022

Technology Finance – Vista Sort Color Sorter – August 8, 2022

Technology Finance – Blower Package – August 16, 2022

Technology Finance – Elevator Package – September 16, 2022

Technology Finance – Airlock/Cyclone Package – January 18, 2023

Technology Finance – Buhler Vitaris Package – February 16, 2023

SCHEDULE I

COMMITMENTS

Initial Commitment	Delayed Draw Commitment
$100,000	$1,000,000

SCHEDULE II

COMMERCIAL TORT CLAIMS

None.

SCHEDULE III

DEPOSIT ACCOUNTS

Grantor	Institution	Account Number	Description of Account	Excluded Account (Y / N)
RiceBran Technologies	Wells Fargo	4121337976	General Checking	N
MGI Grain Incorporated	Wells Fargo	3184502403	General Checking	N
Golden Ridge Rice Mills, Inc.	Wells Fargo	3184358731	General Checking	Y

September 20, 2024

VIA EMAIL AND OVERNIGHT COURIER

RiceBran Technologies

MGI Grain Incorporated

Golden Ridge Rice Mills, Inc.

25420 Kuykendahl Rd., Suite B300

Tomball, TX 77375

Attn:	William Keneally, Interim Chief Financial Officer
Email:	wkeneally@ricebrantech.com

and

Vinson & Elkins LLP

845 Texas Ave Suite 4700

Houston, TX 77002

Attention:	John Johnston and Taylor Daily
Email:	johnjohnston@velaw.com; tdaily@velaw.com

Re:	Notice of Events of Default

Dear Mr. Keneally:

Reference is hereby made to certain secured promissory notes in the aggregate principal amount of not less than five million seven hundred fifty thousand dollars ($5,750,000.00) (the “Notes”) issued by RiceBran Technologies, as the Company (the “Issuer”), to Funicular Funds, LP, as the Holder (the “Holder”), including that certain Secured Promissory Note, dated as of December 1, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “December 2023 Note”), that certain Secured Promissory Note, dated as of June 4, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “June 2024 Note”), and that certain Secured Promissory Note, dated as of July 22, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “July 2024 Note” and collectively with the December 2023 Note and the June 2024 Note, the “Secured Notes”), each of which were executed by the Issuer in favor of the Holder, and guaranteed by MGI Grain Incorporated, as a Guarantor, and Golden Ridge Rice Mills, Inc., as a Guarantor (collectively, the “Guarantors”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Notes.

Notice is hereby given by the Holder that Events of Default have occurred and are continuing under the Notes, including, without limitation, as a result of the Borrower’s and Guarantors’ general failure to pay their debts as they come due. In connection with such Events of Default, pursuant to Section 3.2 of the Notes, the Holder hereby notifies the Borrower and the Guarantors that the outstanding principal amount of the Notes, all accrued and unpaid interest thereon, all premiums, and all other amounts arising under the Notes are immediately due and payable and demands immediate payment of all such amounts. The Holder reserves the right, in its sole discretion, to continue to honor the Borrower’s requests for borrowings under the July 2024 Note on such terms and conditions as the Holder shall elect.

The Holder reserves all rights and remedies to which it is entitled at law or in equity. Nothing in this notice shall, or shall be deemed to, waive, amend, defer, or suspend any right or remedy available to the Holder, including, without limitation, the Holder’s right to take any actions under the Notes or otherwise without notice to the Borrower or any Guarantor. This Notice is given without prejudice to, and does not limit, the right to assert additional Defaults or Events of Default under the Notes at any time or from time to time.

[signature page follows]

Very truly yours, FUNICULAR FUNDS, LP, as the Holder

By:
Name:
Title:

[Signature Page to Notice of Default and Acceleration]

EXHIBIT A

NOTICE LIST

Debtor

RiceBran Technologies

25420 Kuykendahl Rd., Suite B300

Tomball, TX 77375

Attn: William Keneally, Interim Chief Financial Officer

Email: wkeneally@ricebrantech.com

Counsel to Debtor

Vinson & Elkins LLP

845 Texas Ave Suite 4700

Houston, TX 77002

Attention: John Johnston and Taylor Daily

Email: johnjohnston@velaw.com; tdaily@velaw.com

Other Notice Parties

CONTINENTAL REPUBLIC CAPITAL, LLC, Republic Business Credit

900 Camp Street, Suite 301

New Orleans, Louisiana 70130

Attn: Legal Compliance

Email: cmorgan@republicbc.com

Laurie A. Martin Montplaisir, Esq.

Krieg DeVault LLP

33 North Dearborn Street, Suite 1140

Chicago, Illinois 60602

Email: lmontplaisir@kdlegal.com

Corporation Service Company, as Representative

P.O. Box 2576

Springfield, IL 62708

Crown Equipment Corporation

44 S. Washington Street

New Bremen, OH 45869

Bryn Mawr Equipment Finance, Inc.

801 Lancaster Avenue

Bryn Mawr, PA 19010

Farm Credit Services of America, PCA Butler Machinery Company

P.O. Box 2409

Omaha, NE 68103

Guarantors

Golden Ridge Rice Mills, Inc.

1784 Highway 1

Wynne, AR 72396

Attn:  William Keneally

Email: wkeneally@ricebrantech.com

MGI Grain Incorporated

316 5th Ave NE

East Grand Forks, MN 56721

Attn: William Keneally

Email: wkeneally@ricebrantech.com

NOTICE OF PUBLIC OR PRIVATE DISPOSITION OF COLLATERAL

To:	RiceBran Technologies 25420 Kuykendahl Rd., Suite B300 Tomball, TX 77375 Attn: William Keneally Email: wkeneally@ricebrantech.com Parties on the Notice List on Exhibit A attached hereto
From:	Funicular Funds, LP, as the Secured Party 601 California Street, Suite 1151 San Francisco, CA 94108 Attn: Jacob Ma-Weaver Email: jacob@cablecarcapital.com

Name of Debtor:	RiceBran Technologies, a California corporation (the “Debtor”)

Date:	September 20, 2024

You are hereby notified, pursuant to Section 9-611 of the Uniform Commercial Code of the State of New York (the “Code”), that Funicular Funds, LP, as the secured party (the “Secured Party”) will sell by either public or private disposition all of the Debtor’s right, title, interest, claims, and demands in and to the following personal property held by the Debtor as of the time of the public or private disposition (collectively, the “Assets”):

1.	Accounts, Proceeds of Accounts, and Accounts Related Rights;
2.	Chattel Paper, including Electronic Chattel Paper;
3.	Commercial Tort Claims identified to the Secured Party;
4.	Documents;
5.	Financial Assets;
6.	General Intangibles;
7.

Goods (including, without limitation, all Equipment and Inventory), together with all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

8.	Instruments;
9.	Intellectual Property;
10.

Investment Property (including, without limitation, Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts);

11.	Letter of Credit Rights;
12.	Supporting Obligations;
13.	payment intangibles;
14.	pledged shares; and
15.	to the extent not included in the foregoing, all other personal assets and property of any kind or description.

The foregoing definition of “Assets” includes, without limitation, (a) 100% of the equity interests in MGI Grain Incorporated, a Delaware corporation (“MGI Grain”), consisting of 5,000 shares of common stock with no par value (the “MGI Equity”); (b) all trademarks listed on Schedule A hereto (the “Trademarks”), and (c) all intercompany accounts receivable and notes. Unless otherwise agreed by the Secured Party, the Assets shall not include cash, cash equivalents, or Deposit Accounts.

As used in this Notice:

(i)

“Accounts Related Rights” shall mean the following assets related to the Accounts: (i) Documents, (ii) General Intangibles, (iii) supporting documentation and Supporting Obligations, (iv) the Debtor’s books and records, (v) Software, software programs and stored data, (vi) aging schedules, (vii) contract rights, (viii) customer lists, (ix) all lien rights associated with the Accounts, whether arising by operation of law or pursuant to contract or agreement, including but not limited to mechanic’s lien rights, (x) returned Goods, Inventory, or merchandise and all property of the Debtor at any time coming into the Secured Party’s possession, and (xi) all Proceeds of each of the foregoing, including proceeds of insurance covering the foregoing.

(ii)

“Intellectual Property” means all intellectual and similar property of the Debtor of every kind and nature now owned or hereafter acquired by the Debtor, including, without limitation, all of the Debtor’s right, title and interest in (i) copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and trade secret licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including, without limitiation, the right to receive all licensing fees, royalties, income payments, claims, damages and proceeds of suits with respect thereto and all other Proceeds therefrom, and (ii) any intellectual property rights in inventions, designs, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

(iii)	All other capitalized terms used but not otherwise defined in this Notice shall have the respective meanings set forth in Article 9 of the Code.

The sale of the Assets is subject to all pre-existing licenses and equipment leases to third parties.

Sale by Public Disposition: If the sale is by public disposition, it will take place as follows:

Day and Date:	October 24, 2024

Time:	11:30 AM (prevailing Eastern Time)

Place:	Live online auction via Zoom[1]

Auctioneer & Secured Party Sale Agent:	Rock Creek Advisors, LLC Heidi Lipton hlipton@rockcreekfa.com

Bidding Terms:

A data room containing financial and other information regarding the Debtor and the Assets will be made available to interested parties upon request; provided, that, to access the data room, such interested parties must execute a non-disclosure agreement to be provided by the Secured Party Sale Agent and provide evidence satisfactory to the Secured Party Sale Agent that such parties possess the financial wherewithal to make the required cash deposit and required minimum bid.

The Assets may be sold as (i) a lot consisting solely of the MGI Equity (as a single block), (ii) a lot consisting of all or substantially all Assets, including the MGI Equity, or (iii) such other lots as may be determined by the Secured Party.

On or before October 22, 2024, at 5:00 p.m. (prevailing Eastern Time), all bidders must submit their written bids in accordance with the bidding procedures provided by the Secured Party Sale Agent and make a deposit of $250,000 in immediately available funds with the Auctioneer. The deposit shall be held, returned, retained, and/or applied as provided in the Bidding Procedures. For wire information for the deposit, bidders should contact the Auctioneer.

Bidders must provide evidence satisfactory to the Secured Party Sale Agent of their financial wherewithal and ability to close the purchase of the Assets that it desires to bid for and to (i) pay the cash portion of their bid in immediately available funds (which cash portion shall not be less than the deposit specified above) and (ii) if non-cash consideration is included in their bid and is in a form acceptable to the Secured Party, to deliver such non-cash consideration to the Secured Party.

1 Link and information for attendance via Zoom is available by contacting the Auctioneer. For persons without an internet connection or otherwise unable to attend via Zoom, the place of the auction will be the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, MA 02199. To attend the auction in person rather than via Zoom, arrangements must be made on or before October 22, 2024, at 5:00 p.m. (prevailing Eastern Time) by contacting the Auctioneer.

Bids must not be subject to any due diligence, financing, the consent of other third parties, or delivery of any tangible assets, or other contingencies.

Any purchaser of the MGI Equity shall be required to acknowledge, agree, represent, and warrant, that: (a) the securities are being acquired for investment only and not for distribution; (b) the purchaser is acquiring the securities only for its own account; (c) the purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of the investment; (d) the purchaser has sufficient financial means to afford the risk of the investment in the securities; (e) the securities are not registered and may not be resold unless pursuant to an effective registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws, or unless a valid exemption from such registration is available; (f) any certificates will be legended to reflect that the securities are restricted; and (g) the purchaser has had an opportunity to review such financial information about the Debtor and MGI Grain as is in the possession of the Secured Party. Any certificates with respect to the MGI Equity shall bear a restrictive legend typed on such certificates indicating that the securities may not be sold except pursuant to an effective registration under the Securities Act and applicable state securities laws, or unless a valid exemption from such registration is available.

The winning bidder(s) must deliver the balance of the purchase price within two (2) business days (or such longer period of time as may be acceptable to the Secured Party).

The Secured Party reserves the right (i) to credit bid for and purchase the Assets at the Auction, (ii) to credit the purchase price against the expenses of the sale and the secured obligations owing to the Secured Party, (iii) to accept and determine the value of non-cash consideration, (iv) to reject any bid subject to contingencies, (v) to accept any offer that, in its sole discretion, it determines to be acceptable, (vi) to exclude any Assets from the Auction, (vii) to value bids with substantial cash consideration more than bids with lesser cash consideration, (viii) to cancel the Auction and proceed with a private sale, and/or (ix) to cancel the Auction in whole or in part.

All other terms will be set forth in bidding procedures provided by the Secured Party Sale Agent and/or announced at the auction.

The Secured Party may (i) change the foregoing time and date of the auction to a later time or date without notice other than an announcement at the time and place of the auction, and/or (ii) by announcement at the time and place of the auction, change the bidding procedures or establish additional bidding terms.

For further details and information, interested bidders should contact the Auctioneer and Secured Party Sale Agent, Heidi Lipton, at Rock Creek Advisors, LLC, at hlipton@rockcreekfa.com.

Sale by Private Disposition: If the sale is by private disposition, it will take place privately sometime on or after September 30, 2024.

Disclaimer: The sale of the Assets is “as is and where is” and “with all faults” with no express or implied representations, covenants, and warranties of any kind, nature or type whatsoever, and the Secured Party and the Secured Party Sale Agent make no, and disclaim any, representation, covenant, or warranty of any kind, nature or type whatsoever with respect to the Assets, including, without limitation, any warranty of merchantability or fitness for a particular purpose, and there is no warranty relating to title, possession, quiet enjoyment, value, suitability, or the like which by operation of law would otherwise accompany a voluntary disposition of the Assets. Without limiting the generality of the foregoing, the Secured Party and the Secured Party Sale Agent make no representation or warranty, express or implied, as to the validity or utility of the Assets, title to the Assets, whether the sale will be free and clear of liens and security interests (other than the security interests of the Secured Party), the financial or operational condition of any entity the equity interest of which is sold (including the amount of any liabilities owed by such entity or the existence of liens or security interests on assets of such entity), the status of any issued patents or registered trademarks or any applications for patents or trademarks, whether any transfer documentation executed by the Secured Party will be sufficient to transfer title to intellectual property registered in foreign jurisdictions, whether the intellectual property or any use thereof infringes on the rights of others, whether any intent-to-use trademark applications are assignable, or whether any license agreements, equipment leases, or other contracts are assignable. Any and all costs associated with transferring title to, assigning, perfecting, recording, maintaining, renewing, defending, enforcing, or registering Intellectual Property domestically or in a foreign jurisdiction, including without limitation costs of legalizing and/or translating documents, legal fees, and patent office, trademark office, or other governmental fees, are solely the responsibility of the purchaser. Further, the Secured Party and the Secured Party Sale Agent disclaim any representation, covenant, or warranty regarding any approvals that may be required under applicable law or any contracts to effect the transfer of ownership of the Assets or in connection with the ownership or use of the Assets.

Further, there is no warranty as to the existence, location or condition of any tangible assets constituting Assets. Certain equipment and other tangible Assets of the Debtor may be leased by, held by or under the control of third parties, and the Secured Party and the Secured Party Sale Agent make no, and disclaim any, representation or warranty of any kind as to the title to, lien priority with respect to, or the accessibility of such Assets.

The Debtor is entitled to an accounting of the unpaid indebtedness secured by the Assets that the Secured Party intends to sell. The Debtor may request an accounting by contacting Jacob Ma-Weaver at Funicular Funds, LP at jacob@cablecarcapital.com.

SECURED PARTY:	FUNICULAR FUNDS, LP, AS SECURED PARTY By: ________________________________ Name: Title:

[Signature Page to Notice of Public or Private Disposition of Collater

SCHEDULE A

TRADEMARKS

Trademark	Registration No.	Registration Date
NUTRACEA	2658784	Dec. 10, 2002
EQUINE SHINE STABILIZED RICE BRAN & Design	2659543	Dec. 10, 2002
RICEBRAN TECHNOLOGIES	6050869	May 12, 2020